CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of our reports dated January 30, 1998, on the financial statements of Templeton Stock Fund, Templeton International Fund, Templeton Developing Markets Fund, Templeton Asset Allocation Fund, Templeton Bond Fund and Templeton Money Market Fund series of Templeton Variable Products Series Fund referred to therein, which appears in the 1997 Annual Report to Shareholders and which are incorporation herein by reference, in Post Effective Amendment No. 18 to the Registration Statement on Form N-1A, File No. 33-20313 as filed with the Securities and Exchange Commission.

We also consent to the reference to our firm in each Prospectus under the caption "Financial Highlights", where appropriate and in the Statement of Additional Information under the caption "Independent Accountants."



                                   /s/MCGLADREY & PULLEN, LLP
                                   McGaldrey & Pullen, LLP

New York, New York
April 20, 1998